Exhibit 10.12

IMPINJ, INC.

FEIN EMPLOYMENT AGREEMENT

This Agreement is entered into as of December 23 2009, (the “Effective Date”) by and between Impinj, Inc. (the “Company”) and Evan Fein (“Executive”) and sets forth the terms and conditions with respect to Executive’s employment with the Company during the Employment Term (as defined below).

RECITALS

1. The Company and Executive have previously entered into an employment offer letter agreement dated as of October 13, 2000 with respect to Executive’s employment with the Company (the “Prior Agreement”).

2. The Company and Executive desire to enter into this Agreement to govern the terms and conditions with respect to Executive’s continued employment with the Company during the Employment Term and to replace in its entirety the Prior Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the Company and Executive agree that the Prior Agreement is replaced in its entirety as follows:

AGREEMENT

1. Duties and Scope of Employment.

(a) Positions and Duties. Executive will continue to serve as Sr. Vice President of Finance and Administration of the Company and will report to the Company’s Executive. The duties and responsibilities of Executive shall include the duties and responsibilities for Executive’s corporate offices and positions as set forth in Company’s bylaws from time to time in effect and such other duties and responsibilities as the Company’s Chief Financial Officer may from time to time reasonably assign to Executive, in all cases to be consistent with Executive’s corporate offices and positions. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company’s Board of Directors (the “Board”). The Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice. Executive will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Board.

2. At-Will Employment. The parties acknowledge and agree that Executive’s employment with the Company will be “at-will” employment and may be terminated by the Company at any time with or without cause or notice, subject to the provisions of Section 7 below and that Executive is free to resign at any time, for any reason or for no reason. The Company requests that in the event of Executive’s resignation, Executive give the Company at least two (2) weeks notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive a monthly salary equal to the monthly salary which the Company had paid Executive immediately prior to the Effective Date (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s salary will be subject to review, and adjustments will be made based upon the Company’s normal performance review practices.

(b) Performance Bonus. In the event that the Board or Compensation Committee of the Board approves Executive’s participation in an annual bonus compensation plan, Executive shall receive additional annual bonus compensation according to the milestones and performance metrics as determined by the Board or the Compensation Committee of the Board (the “Performance Bonus”). Executive’s Performance Bonus, including the underlying milestones and performance metrics, shall be subject to review, and adjustments will be made based upon the Company’s normal review practices.

(c) Equity. Executive will continue to be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time (“Awards”). The Board or the Compensation Committee of the Board will determine in its discretion whether Executive will be granted any such Awards and the terms of any such Award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Vacation. Executive will be entitled to paid vacation of two weeks per year plus one day for each year of service to the Company in accordance with the Company’s current vacation policy, which policy may change from time to time, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto. Vacation accrues as follows: five days per calendar quarter, subject to the Company’s policies with respect to maximum accrual of vacation.

6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Severance.

(a) Termination for other than Cause, Death or Disability or Resignation for Good Reason Apart from Change of Control. If prior to a Change of Control or after six (6) months following a Change of Control (i) the Company terminates Executive’s employment with the Company other than for Cause, death or Disability, or (ii) Executive resigns from his employment with the Company for Good Reason, then, subject to Section 8, Executive will be entitled to (A) receive continuing payments of severance pay at a rate equal to his Base Salary rate, as then in effect, for six (6) months from the date of such termination in accordance with the Company’s normal payroll policies and subject to the usual, required withholdings, (B) reimbursement of Executive’s expenses in continuing group health insurance coverage for himself and his eligible covered dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for up to six (6) months, provided Executive makes a timely election for and continues to be eligible for such continued coverage, (C) such portion of that year’s Performance Bonus, if applicable, as Executive shall have earned (if any) as of the date of such termination, as determined in good faith by the Board or the Compensation Committee of the Board and (D) an extension of the period during which any vested stock options granted to Executive may be exercised by Executive or by any transferee to whom such stock options may have been transferred by the shorter of one (1) year or such extended period as may be allowed without triggering the imposition of additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(b) Termination for other than Cause, Death or Disability or Resignation for Good Reason Following a Change of Control. If within six (6) months following a Change of Control (i) the Company terminates Executive’s employment with the Company other than for Cause, death or Disability, or (ii) Executive resigns from his employment with the Company for Good Reason, then, subject to Section 8, Executive will be entitled to (A) receive continuing payments of severance pay at a rate equal to his Base Salary rate, as then in effect, for six (6) months from the date of such termination in accordance with the Company’s normal payroll policies and subject to the usual, required withholdings, (B) reimbursement of Executive’s expenses in continuing group health insurance coverage for himself and his eligible covered dependents under COBRA, for up to six (6) months, provided Executive makes a timely election for and continues to be eligible for such continued coverage, (C) such portion of that year’s Performance Bonus, if applicable, as Executive shall have earned (if any) as of the date of such termination, as determined in good faith by the Board or the Compensation Committee of the Board, (D) accelerated vesting of all outstanding Awards as to fifty percent (50%) of the then unvested portion of any such Award and (E) an extension of the period during which any vested stock options granted to Executive may be exercised by Executive or by any transferee to whom such stock options may have been transferred by the shorter of one (1) year or such extended period as may be allowed without triggering the imposition of additional tax under Section 409A of the Code.

(c) Termination for Cause, Death or Disability; Resignation without Good Reason. If Executive’s employment with the Company terminates voluntarily by Executive (except upon resignation for Good Reason as provided above), for Cause by the Company or due to Executive’s death or Disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding Awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned, including such portion of that year’s

Performance Bonus, if applicable, as Executive shall have earned (if any) as of the date of such termination, as determined in good faith by the Board or the Compensation Committee of the Board), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

8. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The continued payment of salary set forth in subsection (a) of Section 7 shall be contingent upon Executive signing and not revoking the Company’s standard release upon termination and provided that such release becomes effective no later than one hundred twenty (120) days following the termination date or such earlier date required by the release agreement (such deadline, the “Release Deadline”). If the release does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the release actually becomes effective. In the event the termination occurs at a time during the calendar year where the release could become effective in the calendar year following the calendar year in which Executive’s termination occurs, then any severance payments or benefits under this Agreement that would be considered Payments (as defined in Section 8(d)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (i) the Release Deadline, (ii) such time as required by the payment schedule applicable to each payment or benefit as set forth in Section 7, or (iii) such time as required by Section 8(d).

(b) Noncompete. Executive acknowledges that the nature of the Company’s business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company following the termination of Executive’s employment with the Company, it would be very difficult for Executive not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Executive agrees and acknowledges that Executive’s right to receive the severance payments set forth in Section 7(a) (to the extent Executive is otherwise entitled to such payments) will be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company (or any parent or subsidiary of the Company) or is a customer of the Company (or any parent or subsidiary of the Company); for a period of one year following the date of termination; provided, however, that that nothing in this Section 8(b) will prevent Executive from owning as a passive investment less than 1% of the outstanding shares of the capital stock of a publicly-held corporation if such shares are actively traded on a national stock exchange or similar market or medium. Upon any breach of this section, all severance payments pursuant to Section 7(a) will immediately cease and Executive will have the longer of (i) thirty (30) days following the commencement of such competition, and (ii) such period of time as originally set forth in his Award agreement (without taking into effect the extended post-termination exercise period set forth in Section 7(a)) to exercise any stock options or other similar rights to acquire Company common stock.

(c) Non-Solicitation. The receipt of any severance benefits pursuant to Section 7(a) will be subject to Executive not violating the provisions of Section 11. In the event Executive breaches the provisions of Section 11, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 7(a) will immediately cease and Executive will have the longer of (i) thirty (30) days following the commencement of such solicitation, and (ii) such period of time as originally set forth in his Award agreement to exercise any stock options or other similar rights to acquire Company common stock.

(d) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits payable upon separation that is payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation (together, the “Payments”) under Section 409A will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment, then, if required, the Payments, which are otherwise due to Executive on or within the six month period following Executive’s termination will accrue, to the extent required, during such six month period and will become payable in a lump sum payment on the date six months and one day following the date of Executive’s termination of employment or the date of Executive’s death, if earlier. All subsequent Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

(iii) Any amounts paid under this Agreement that satisfy the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Payments for purposes of clause (i) above.

(iv) Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute a Payment for purposes of clause (i) above.

(vi) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

(f) Section 280G. In the event that the severance or benefits provided in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 8(f), would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits hereunder shall be payable either: (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits hereunder, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive agree in writing, any determination required under this Section 8(f) shall be made in writing by the public accountants designated by the Company. If the amount of the aggregate payments or property transferred to Executive must be reduced under this Section 8(f), then the reduction in payments and/or benefits shall occur in the following order: (1) reduction of cash payments, if any; (2) cancellation of accelerated vesting of Awards other than stock options, if any; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits, if any, paid to Executive.

9. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as (i) Executive’s conviction of a felony, (ii) Executive’s commission of any act of fraud with respect to the Company, (iii) Executive’s intentional misconduct that has a materially adverse effect upon the Company’s business, (iv) Executive’s breach of any of Executive’s fiduciary obligations as an officer of the Company or of any contractual obligation that Executive has to the Company, in either case where the breach has a materially adverse effect on the Company’s business, (v) Executive’s willful misconduct or gross negligence in performance of Executive’s duties hereunder, including Executive’s refusal to comply in any material respect with the legal directives of the Board so long as such directives are not inconsistent with Executive’s position and duties or (vi) Executive’s death or Disability. However, prior to any termination of Executive’s employment for Cause defined in clauses (iii), (iv) or (v) above, the Company shall give written notice to Executive of the actions or omissions deemed to constitute the Cause event, and if it is possible to cure the specified default, Executive shall have a period of not less than thirty (30) days in which to cure the specified default in Executive’s performance.

(b) Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group, (“Person”) acquires ownership of the common stock of the Company that, together with the common stock held by such Person, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the common stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the common stock of the Company shall not be considered a Change of Control; or

(ii) A change in the effective control of the Company which occurs on the date that: (1) any Person acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such Person) ownership of the common stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company; or (2) a majority of members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person shall not be considered a Change of Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following shall not constitute a change in the ownership of a substantial portion of the Company’s assets: (1) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer; or (2) a transfer of assets by the Company to: (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 9(b), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(c) Disability. For purposes of this Agreement, “Disability” means Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months. Executive shall not be considered disabled unless Executive furnishes proof in such form or manner, and at such times, as the Company may require.

(d) Good Reason. For the purposes of this Agreement, “Good Reason” means Executive’s resignation within two (2) years following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following events without Executive’s consent: (i) a material reduction of Executive’s Base Salary (for purposes of this Agreement, the reduction of Base Salary by less than 10% from Executive’s then present Base Salary shall not be considered a material reduction), provided that an across-the-board reduction in the salary level of all other senior executives by the same percentage amount as part of a general salary level reduction shall not constitute such a material reduction; (ii) the assignment to Executive of any duties, or the reduction of Executive’s duties, either of which results in a material diminution in Executive’s authority, duties or responsibilities with the Company in effect immediately prior to such assignment or reduction, or the removal of Executive from such position and responsibilities, unless Executive is provided with comparable authority, duties or responsibilities; provided that, neither a mere change in title alone nor reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control in terms of job duties, responsibilities and requirements shall constitute a material reduction in job responsibilities; or (iii) a material change in the geographic location at which Executive must perform services (for purposes of this Agreement, the relocation of Executive to a facility or a location less than fifty (50) miles from Executive’s then-present location shall not be considered a material change in geographic location). Executive will not resign for “Good Reason” without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(e) Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

10. Confidential Information. Executive agrees to maintain his obligations under the Company’s standard Proprietary Information and Inventions Agreement dated December 13, 2000 (the “Proprietary Information Agreement”).

11. Non-Solicitation. Until the date one (1) year after the termination of Executive’s employment with the Company for any reason, Executive agrees not, either directly or indirectly, to solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of the Company (or any parent or subsidiary of the Company) or cause an employee to leave his employment either for Executive or for any other entity or person. Executive represents that he (i) is familiar with the foregoing covenant not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

12. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

13. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Impinj, Inc.

701 N. 34th Street, Suite 300

Seattle, Washington 98103

Attn: Secretary

If to Executive:

at the last residential address known by the Company.

14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15. Arbitration. In consideration of Executive’s employment with the Company, its promise to arbitrate all employment-related disputes and his receipt of the compensation, pay raises and other benefits paid to him by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or the termination of Executive’s employment with the Company, including any breach of this Agreement, will be subject to binding arbitration under the National Rules for the Resolution of Employment Disputes, supplemented by the Washington Code of Civil Procedure (the “Rules”) and pursuant to Washington law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Washington Law Against Discrimination, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with him.

(a) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands that the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $125.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence. Executive agrees that the decision of the arbitrator will be in writing.

(b) Remedy. Except as provided by this Agreement and by the Rules, including any provisional relief offered therein, arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(c) Administrative Relief. Executive understands that this Agreement does not prohibit him from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(d) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

16. Integration. This Agreement, together with any Company equity plans and equity agreements and the Proprietary Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including the Prior Agreement. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

17. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20. Governing Law. This Agreement will be governed by the laws of the State of Washington (with the exception of its conflict of laws provisions).

21. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

IMPINJ, INC.

By:	/s/ William Colleran	Date: 12/23/09
Title:	President

EXECUTIVE:

/s/ Evan Fein		Date: 12/23/09
Evan Fein

[SIGNATURE PAGE TO FEIN EMPLOYMENT AGREEMENT]